UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Jessup, Shannon
   c/o b2bstores.com Inc.
   249 East Ocean Boulevard
   Suite 620
   Long Beach, CA  90808
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 10, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol b2bstores.com inc.
   BTBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President of Business Development
6. If Amendment, Date of Original (Month/Day/Year)
   February 9, 2000*
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Options to purchase Comm|2/9/00(1)|2/9/10   |Common Stock           |175,000  |$6.40     |D            |                           |
on Stock                |         |         |                       |         |          |             |                           |
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Explanation of Responses:
*Amendment filed to reflect revised option exercise price which is equivalent to 80% of initial public offering price of common stock by the Company.
(1) Options to purchase 50,000 shares are currently vested; additional options in the amounts of 62,500 shares, 31,250 shares and 31,250 shares vest on August 17, 2000 and August 17, 2001 and August 17, 2002
respectively.
SIGNATURE OF REPORTING PERSON
/s/   Shannon Jessup
DATE
February 25, 2000